Exhibit 99.1

OMNIQ ANNOUNCES RECORD BREAKING ANNUAL REVENUE OF $102.5 MILLION, $25 MILLION FOR Q4 2022 AND REACHES POSITIVE CASH FLOW FROM OPERATIONS FOR FIRST TIME

SALT LAKE CITY, March 30th, 2023 (GLOBE NEWSWIRE) — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Artificial Intelligence (AI) and IoT – based solutions announces record breaking revenue with Full Year 2022 of $102.5M an all-time high and a Q4 of $25M.

●	Record Revenue of $102.5 Million a 31% YoY increase

●	Record Gross Profit of $22.1 Million an increase of $5.4 Million or 33% over FY 2021

●	Positive Cash Flow from Operations of $1.2 Million compared to a deficit of $3.2M in FY 2021

●	AI Machine Vision Revenue increased by more than 100% compared to FY 2021 driven by strong customer demand across Public Safety, Automation of Parking and Retail and Quick Service Restaurants

●	Company completed the acquisition of 100% of Dangot Computers Ltd., a leader in providing sophisticated solutions of automation for Hospitals, Restaurants, Supermarkets, Government Institutions and others, recognizing immediate synergies with OMNIQ’s AI solutions

●	OMNIQ’s Q Shield, AI based safe city solution has contracted 14 new cities in Fiscal Year 2022, and is experiencing continued positive momentum

●	Q4 Revenue of $25 Million is slightly higher than the 2021 Q4.

●	Gross Profit for Q4 was $4 Million

●	Operating expenses for Q4 were $7.5 Million 2% less than in 2021

Additional 2022 and recent events:

●	Completed closing on 100% of Dangot Computers
●	Formalized banking relationship with Bridge Bank increasing strength of Balance Sheet
●	Included in Ubers “Innovation Award” for Vehicle Recognition System (VRS) at Philadelphia International Airport
●	Awarded $4M project from Multi-National Transportation and Logistics Company
●	Awarded $11m Supply agreement from the Government of Israel
●	Awarded $29M project for a Fortune 100 Company
●	Awarded $4M project for Supply Chain advanced equipment for Fortune 50 Company
●	Initial order for Q Post, Integrated AI Machine Vision Solution for a major retailer with potential of up to 5000 units in North America.
●	Awarded additional $1M project for Supply Chain Fortune 100 retailer with 2300 locations in North America
●	Initial order, patented AI Machine Vision technology for US based Fast Food Chain with 800+ locations
●	Self Service Patient Management Kiosks feature in The Sylvan Adams Emergency Hospital, Israel’s newest state of the art hospital in the Tel Aviv Ichilov Medical Center.
●	50th Airport deploys AI Machine Vision Solution
●	$10M purchase agreement for Intelligent Healthcare Carts from Israel’s Ministry of Health
●	14 Cities contracted for Q-Shield, AI Machine Vision technology

Shai Lustgarten, CEO of omniQ commented “As we focused our efforts during the year on driving revenue, we were rewarded with continued strong momentum. I am proud to announce that we experienced record breaking revenues of $102.5 million for 2022. Despite supply chain challenges faced around the globe, our revenue marked a monumental achievement as we reached over $100 million for the first time. In addition, we recorded positive cash flow from operations of $1.2 million, another historic result. This growth came from a wide group of customers and variety of sectors including safe city, supply chain, hospitals, restaurant and retail. This diversity proves once again that our technology has demand and success from multiple large verticals who depend on our technology and services to improve their day-to-day operations. As we look into 2023, we are off to a strong start and look forward to a year of continued growth and profitability. We are especially excited about the progress and opportunity we see in our AI Machine Vision segment which we expect to positively impact our profitability. After seeing significant success in our Safe City vertical we expect the growth of cities contracted and deployed to continue to gain momentum as our backlog expands. I would like to thank our employees for their efforts, wisdom and innovative spirit that place us as a preferred supplier to the most demanding customers in the world and special thanks to our investors and partners for their continuous support”

Fourth Quarter 2022 Financial Results

OMNIQ reported revenue of $25 million for the quarter ended December 31, 2022, an increase of less than 1% from $24.9 million in the fourth quarter of 2021. Our Gross Margin was 16% compared to 2021 which had gross margin of 19%. Total operating expenses for the quarter were $7. 5 million, compared with $7.6 million in the fourth quarter of 2021.

Net loss for the quarter was $4 million, or a loss of $0. 53 per basic share, compared with a loss of $2. 2 million, or a loss of $0. 36 per basic share, for the fourth quarter of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the fourth quarter of 2022 amounted to a loss of $1.4 million compared with an adjusted EBITDA loss of $553 thousand in the fourth quarter of 2021.

Cash balance at December 31, 2022 was approximately $1.3 million compared with $7.1 million at December 31, 2021.

FY 2022 Financial Results

OMNIQ reported revenue of $102.5 million for the year that ended December 31, 2022, an increase of $24 million from $78.3 million in the same period of 2021. Our Gross Profit grew to $22 million in the year that ended December 31, 2022, compared to $16.7 million in 2021. Total operating expenses for the year ended December 31, 2022, were $31.7 million, compared with $27 million in the same period in 2021.

Net loss for the year ended December 31, 2022, was $13.6 million, or a loss of $1.82 per basic share, compared with a loss of $13.1 million, or a loss of $2. 20 per basic share, for the same period of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the year ended December 31, 2022, amounted to a loss of $2.9 million compared with an adjusted EBITDA loss of $4.1 million in 2021.

Earnings Call Details

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Event Date: March 31st 2023 - 11:00 AM Eastern Time

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 672064

Event Link: Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/47941

Replay Number:

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 47941

Replay will be available on the company website at www.omniq.com under the investor tab.

About omniQ Corp.

omniQ Corp. (Nasdaq: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

omniQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information, visit www.omniq.com .

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in omniQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting omniQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. omniQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

kkimball@omniq.com

OMNIQ CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31,

(In thousands, except share and per share data)	2022	2021
Revenues
Total revenues	$102,545	$78,251

Cost of goods sold
Cost of goods sold	80,441	61,582

Gross profit	22,104	16,669

Operating expenses
Research & development	1,826	1,873
Selling, general and administrative	27,707	21,865
Depreciation	324	251
Amortization	1,799	3,160
Total operating expenses	31,656	27,149

Loss from operations	(9,552)	(10,480)

Other income (expenses):
Interest expense	(3,496)	(2,515)
Other (expenses) income	(601)	7
Total other expenses	(4,097)	(2,508)

Net loss before income taxes	(13,649)	(12,988)

Provision for income taxes
Current	35	(156)
Total provision for income taxes	35	(156)

Net loss	$(13,614)	$(13,144)
Net income attributable to non-controlling interest	67	218
Net loss attributable to OmniQ Corp	$(13,681)	$(13,362)

Net loss	$(13,614)	$(13,144)

Foreign currency translation adjustment	365	71

Comprehensive loss	(13,249)	(13,073)

Less comprehensive loss attributable to non-controlling interests	20	(59)
Comprehensive loss attributable to OmniQ Corp	$(13,229)	$(13,132)
Reconciliation of net loss to net loss attributable to common shareholders
Net loss	$(13,614)	$(13,144)
Less: dividends attributable to non-common stockholders’ of OmniQ Corp	(206)	(77)
Net loss less non-common stockholder dividends	(13,820)	(13,221)

Net income after non-common stockholder dividends attributable to non-controlling interest	-	218
Net loss attributable to common stockholders’ of OmniQ Corp	$(13,820)	$(13,439)
Net loss per share - basic attributable to common stockholders’ of OmniQ Corp	$(1.82)	$(2.20)

Weighted average number of common shares outstanding - basic	7,576,434	6,082,763

OMNIQ Corp.

RECONCILIATION OF GAAP MEASURES TO

NON-GAAP MEASURES

	Years ended
(In thousands)	December 31,
Adjusted EBITDA Calculation	2022	2021

Net loss	(13,614)	(13,144)
Depreciation & amortization	2,119	3,412
Interest expense	3,496	2,515
Income taxes	(35)	156
Stock compensation	3,323	2,921
Nonrecurring loss events	1,786	5
Adjusted EBITDA	(2,925)	(4,135)

Total revenues, net	102,545	78,251

Adjusted EBITDA as a % of total revenues, net	(3)%	(5)%